Exhibit 99.1

ACADIA REALTY TRUST REPORTS SECOND QUARTER 2018 OPERATING RESULTS

RYE, NY (July 24, 2018) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended June 30, 2018. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income, funds from operations ("FFO") and net operating income ("NOI").

Highlights

•	Earnings: Generated earnings per share of $0.09 for the second quarter; FFO per share was $0.34 for the second quarter including approximately $0.01 from fund transactional activity

•	Core Portfolio Operating Results: Solid Core operating fundamentals

◦	Achieved over 75% of our 2018 leasing goals to date based on NOI, representing approximately $6.0 million of annualized NOI

◦	Rent growth of 8.7% on new and renewal leases for the quarter on a cash basis

◦	Reported 95.3% leased occupancy as of June 30, 2018

◦	Higher than anticipated same-property net operating income growth of 0.8% for the second quarter (excluding redevelopment)

•	Fund Acquisition Activity: During July, Fund V completed a $59.3 million acquisition

•	Fund Disposition Activity: As previously reported, Fund II completed a $26.0 million disposition during the second quarter; Fund IV also has $8.1 million of dispositions under contract

•
Balance Sheet: The Company repurchased an additional $23.1 million of its shares during the three months ended June 30, 2018. Aggregate purchases were $55.1 million for the six months ended June 30, 2018 at an average cost of approximately $24 per share on a leverage-neutral basis. As a result of the Company's successful capital recycling efforts to date, Core net debt decreased by $19.9 million during 2018

•
Guidance: Following its continued strong leasing efforts and its portfolio performance to date, the Company reaffirms its 2018 guidance of FFO per share of $1.33 to $1.45 and same-property net operating income growth of 1-3%, including 2-7% growth in the second half of the year

“Our second-quarter operating results exceeded our expectations but, more importantly, we continued to put the key drivers of our long-term growth plan into place,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “First, with respect to our core portfolio, year-to-date, we have made significant progress on both our 2018 lease-up goals and our two key redevelopments. In the fund platform, we continued to execute on all aspects of our buy-fix-sell mandate and saw further opportunity in our contrarian purchase of shopping centers in non-prime markets at higher yields. Looking ahead, we believe that our significant dry powder, both on balance sheet and in our fund platform, keeps us well positioned as retailing and retail real estate continue to evolve.”

FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of net income to FFO is included in the financial tables of this release.

Net Income

Net income attributable to common shareholders for the quarter ended June 30, 2018 was $7.7 million, or $0.09 per share. Net income attributable to common shareholders for the quarter ended June 30, 2017 was $12.1 million, or $0.14 per share, which includes $4.9 million, or $0.06 per share, of incremental interest income within the Structured Finance business and the Company's $0.8 million share, or $0.01 per share, of gains related to the disposition of an unconsolidated Fund property.

Net income attributable to common shareholders for the six months ended June 30, 2018 was $15.1 million, or $0.18 per share. Net income attributable to common shareholders for the six months ended June 30, 2017 was $27.7 million, or $0.33 per share, which includes $10.2 million, or $0.12 per share, of incremental interest income within the Structured Finance business and the Company's $3.5 million share, or $0.04 per share, of gains related to the dispositions of unconsolidated Fund properties.

FFO

Consistent with our expectations, FFO for the quarter ended June 30, 2018 was $29.9 million, or $0.34 per share compared to $33.3 million, or $0.37 per share for the quarter ended June 30, 2017. The decrease in FFO for the quarter is due primarily to a decrease of $4.9 million, or $0.06 per share, of interest income following the anticipated repayments within the Structured Finance business partially offset by the favorable impact of acquisitions and fund transactional activity.

FFO for the six months ended June 30, 2018 was $59.0 million, or $0.67 per share compared to $68.7 million, or $0.77 per share, for the six months ended June 30, 2017. The decrease in FFO for the six months is due primarily to a decrease of $10.2 million, or $0.12 per share, of interest income following the anticipated repayments within the Structured Finance business.

CORE PORTFOLIO

Core Operating Results

As previously discussed, the Company's 2018 leasing goal is to execute leases comprising approximately $8 million of NOI on a run rate basis. To date, the Company has executed leases comprising approximately $6.0 million of annualized NOI at its key street and urban locations on Madison Avenue (New York), Armitage Avenue (Lincoln Park, Chicago), M Street (Georgetown, Washington DC) and Greenwich Avenue (Greenwich, CT). As such, the Company has achieved over 75% of its leasing goals at rents in line with its expectations.

The Company experienced higher-than-anticipated same-property net operating income growth of 0.8% for the second quarter (excluding redevelopment), driven by better than expected portfolio performance. As projected, the first half of 2018 continued to reflect the impact of the previously-reported recapture of occupancy during 2017.

The Core Portfolio was 94.8% occupied and 95.3% leased as of June 30, 2018, compared to 94.4% occupied and 95.3% leased as of March 31, 2018. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

During the second quarter, the Company generated an 8.7% increase in rent on a cash basis on 25 conforming new and renewal leases aggregating 279,000 square feet primarily within our suburban portfolio.

Redevelopment Update

City Center, San Francisco, CA. The Company has commenced construction on the 40,000-square foot expansion of City Center, its Target-anchored urban shopping center located in San Francisco. The expansion space is approximately 80% pre-leased, with anticipated tenant delivery and rent commencement in 2019.

Clark and Diversey, Lincoln Park, Chicago, IL. Construction is currently underway on the Company's 30,000-square foot development located at the corner of Clark Street and Diversey Parkway in Lincoln Park, Chicago. During June, Blue Mercury opened its 2,100 square foot store. The Company anticipates construction completion and delivery of the remaining leasable space to T.J. Maxx in the second half of 2018.

FUND PLATFORM

Fund Acquisitions

Fund V completed a $45.2 million acquisition during the six months ended June 30, 2018, which closed in the first quarter. In July 2018, Fund V completed a $59.3 million acquisition as follows:

Elk Grove Commons, Elk Grove, CA (Fund V). In July 2018, Fund V acquired a 242,000-square foot shopping center, located in Elk Grove, CA (Sacramento MSA), for $59.3 million. The property is anchored by Trader Joe’s, HomeGoods and Kohl’s. During its hold period, the fund expects to have an opportunity to re-anchor certain spaces to further strengthen the tenancy at this high-performing shopping center. This investment combines the Fund platform’s “high-yield opportunistic” and “value-add” strategies.

Fund Dispositions

Through June 30, 2018, the Company has completed $34.0 million of Fund dispositions including $26.0 million completed during the second quarter as follows:

Sherman Plaza, New York, NY (Fund II). As previously reported, Fund II completed the sale of Sherman Plaza, located in upper Manhattan, to a residential developer for $26.0 million in April 2018. Following this sale, Fund II’s sole real estate investment is City Point.

Fund IV also has $8.1 million of dispositions under contract.

BALANCE SHEET

The Company has maintained its solid, low-leveraged balance sheet.

The Company repurchased an additional $23.1 million (1.0 million shares) of its common stock during the three months ended June 30, 2018. Aggregate purchases were $55.1 million (2.3 million shares) for the six months ended June 30, 2018 at an average cost of approximately $24 per share on a leverage-neutral basis. As a result of the Company's successful capital recycling efforts to date, Core net debt decreased by $19.9 million during 2018. As of June 30, 2018, the Company’s net debt to EBITDA ratio for the Core Portfolio was 5.0x.

2018 GUIDANCE

The Company reaffirms that its 2018 annual earnings per share will range from $0.37 to $0.48 and 2018 FFO per share will range from $1.33 to $1.45.

The Company’s 2018 operating assumptions are reaffirmed as follows:

•	2018 annual growth of 1% to 3% in same-property NOI (excluding redevelopments), with quarterly SSNOI growth in the second half ranging from 2% - 7%:

•	The variability and range of estimates for the third and fourth quarter are primarily dependent upon the rent commencement dates of certain executed key leases

CONFERENCE CALL

Management will conduct a conference call on Wednesday, July 25, 2018 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:            Wednesday, July 25, 2018
Time:            12:00 PM ET
Dial#:            844-309-6711
Passcode:        “Acadia Realty” or “2664047”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:            855-859-2056
Passcode:        “2664047”
Available Through:    Wednesday, August 1, 2018

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2018 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)
(dollars and Common Shares in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Rental income	$51,322	$48,468	$102,101	$97,053
Expense reimbursements	10,598	10,074	21,806	22,390
Other	1,649	962	2,786	2,060
Total revenues	63,569	59,504	126,693	121,503
Operating expenses
Depreciation and amortization	29,503	26,057	58,079	50,593
General and administrative	7,907	8,864	16,377	17,333
Real estate taxes	7,031	8,034	15,990	18,640
Property operating	12,524	9,364	22,862	17,561
Other operating	305	443	385	737
Total operating expenses	57,270	52,762	113,693	104,864

Operating income	6,299	6,742	13,000	16,639

Equity in earnings of unconsolidated affiliates inclusive of gain on disposition of properties of $0, $3,285, $0 and $14,771, respectively	5,019	4,340	6,703	17,043
Interest income	3,289	8,203	7,026	17,187
Interest expense	(16,915)	(12,750)	(32,805)	(24,238)
(Loss) income from continuing operations before income taxes	(2,308)	6,535	(6,076)	26,631
Income tax benefit (provision)	5	(427)	(387)	(552)
(Loss) income from continuing operations before gain on disposition of properties	(2,303)	6,108	(6,463)	26,079
Gain on disposition of properties, net of tax	33	—	33	—
Net (loss) income	(2,270)	6,108	(6,430)	26,079
Net loss attributable to noncontrolling interests	9,935	5,952	21,514	1,612
Net income attributable to Acadia	$7,665	$12,060	$15,084	$27,691

Less: net income attributable to participating securities	(47)	(126)	(91)	(372)
Net income attributable to Common Shareholders - basic and diluted earnings per share	$7,618	$11,934	$14,993	$27,319

Weighted average shares for diluted earnings per share	81,756	83,662	82,592	83,654

Net Earnings per share - basic and diluted (b)	$0.09	$0.14	$0.18	$0.33

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, c)
(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net income attributable to Acadia	$7,665	$12,060	$15,084	$27,691

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	21,586	21,093	42,671	42,626
Gain on sale (net of noncontrolling interests’ share)	—	(753)	—	(3,495)
Income attributable to Common OP Unit holders	498	719	975	1,642
Distributions - Preferred OP Units	135	138	270	277
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$29,884	$33,257	$59,000	$68,741

Funds From Operations per Share - Diluted
Weighted average number of Common Shares and Common OP Units (d)	87,485	88,973	88,272	88,998
Diluted Funds from operations, per Common Share and Common OP Unit	$0.34	$0.37	$0.67	$0.77

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Consolidated operating income	$6,299	$6,742	$13,000	$16,639
Add back:
General and administrative	7,907	8,864	16,377	17,333
Depreciation and amortization	29,503	26,057	58,079	50,593
Less:
Above/below market rent, straight-line rent and other adjustments	(5,577)	(3,956)	(11,104)	(9,943)
Consolidated NOI	38,132	37,707	76,352	74,622

Noncontrolling interest in consolidated NOI	(8,804)	(7,046)	(17,431)	(13,585)
Less: Operating Partnership's interest in Fund NOI included above	(2,304)	(2,029)	(4,461)	(3,976)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	6,428	4,980	12,076	9,687
NOI - Core Portfolio	$33,452	$33,612	$66,536	$66,748

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)
(dollars in thousands)

	As of
	June 30, 2018	December 31, 2017
ASSETS
Investments in real estate, at cost
Land	$667,759	$658,835
Buildings and improvements	2,583,665	2,538,338
Construction in progress	27,439	18,642
Properties under capital lease	76,965	76,965
	3,355,828	3,292,780
Less: accumulated depreciation	(378,272)	(339,862)
Operating real estate, net	2,977,556	2,952,918
Real estate under development	192,215	173,702
Net investments in real estate	3,169,771	3,126,620
Notes receivable, net	109,209	153,829
Investments in and advances to unconsolidated affiliates	306,616	302,070
Other assets, net	207,583	214,959
Cash and cash equivalents	17,330	74,823
Rents receivable, net	56,503	51,738
Restricted cash	13,756	10,846
Assets of properties held for sale	—	25,362
Total assets	$3,880,768	$3,960,247

LIABILITIES
Mortgage and other notes payable, net	$981,567	$909,174
Unsecured notes payable, net	465,687	473,735
Unsecured line of credit	14,000	41,500
Accounts payable and other liabilities	197,181	210,052
Capital lease obligation	70,857	70,611
Dividends and distributions payable	23,719	24,244
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,208	15,292
Total liabilities	1,768,219	1,744,608
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 81,502,812 and 83,708,140 shares, respectively	82	84
Additional paid-in capital	1,543,651	1,596,514
Accumulated other comprehensive income	10,138	2,614
Distributions in excess of accumulated earnings	(61,196)	(32,013)
Total Acadia shareholders’ equity	1,492,675	1,567,199
Noncontrolling interests	619,874	648,440
Total equity	2,112,549	2,215,639
Total liabilities and equity	$3,880,768	$3,960,247

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

(c)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(d)
In addition to the weighted-average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted-average 4,966 thousand and 4,755 thousand OP Units into Common Shares for the quarters ended June 30, 2018 and 2017 and 4,966 thousand and 4,755 thousand OP Units into Common Shares for the six months ended June 30, 2018 and 2017, respectively. Diluted FFO also includes: (i) the assumed conversion of Preferred OP Units into 499 thousand and 512 thousand Common Shares for the quarters ended June 30, 2018 and 2017 and 499 thousand and 504 thousand Common Shares for the six months ended June 30, 2018 and 2017, respectively; and (ii) the effect of 264 thousand and 44 thousand restricted share units and LTIP units for the quarters ended June 30, 2018 and 2017 and 216 thousand and 91 thousand for the six months ended June 30, 2018 and 2017, respectively.

(e)
The Pro-rata share of NOI is based upon our stated ownership percentages in each operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.